Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Compass Minerals International, Inc. for the registration of 7,034,609 shares of its common stock and to the incorporation by reference therein of our reports dated December 14, 2022, with respect to the consolidated financial statements of Compass Minerals International, Inc. and the effectiveness of internal control over financial reporting of Compass Minerals International, Inc. included in its Annual Report (Form 10-K) for the year ended September 30, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Kansas City, Missouri

September 21, 2023